Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report on TEAMM Pharmaceuticals, Inc. dated April 25, 2003, in the Registration Statement (Form S-1) and related Prospectus of Accentia BioPharmaceuticals, Inc. and subsidiaries for the registration of shares of its common stock.

/s/ Hughes, Pittman & Gupton, LLP
Hughes, Pittman & Gupton, LLP

Raleigh, North Carolina

February 11, 2005